EXHIBIT 10.17

PLUMTREE SOFTWARE, INC.

2004 OUTSIDE DIRECTOR STOCK IN LIEU OF FEES PLAN

     1. Purposes of the Plan. The purpose of this 2004 Outside Director Stock In Lieu of Fees Plan is to help align the interests of Outside Directors of the Company with the interests of the Company’s stockholders by providing additional means for Outside Directors to increase their ownership of Company Common Stock.

     2. Definitions. As used herein, the following definitions shall apply:

          (a) “Board” means the Board of Directors of the Company.

          (b) “Code” means the Internal Revenue Code of 1986, as amended.

          (c) “Common Stock” means the common stock of the Company.

          (d) “Company” means Plumtree Software, Inc., a Delaware corporation.

          (e) “Director” means a member of the Board.

          (f) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company.

          (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (h) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                         (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the market trading day on the time of determination (or if that is not a trading day, the most recently concluded trading day) as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                         (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the market trading day on the time of determination (or if that is not a trading day, the most recently concluded trading day), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

          (i) “Outside Director” means a Director who is not an Employee.

          (j) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (k) “Plan” means this 2004 Outside Director Stock In Lieu of Fees Plan.

          (l) “Share” means a share of the Common Stock, as adjusted in accordance with Section 8 of the Plan.

          (m) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

     3. Stock Subject to the Plan. Subject to the provisions of Section 8 of the Plan, the maximum aggregate number of Shares which may be sold under the Plan is 250,000 Shares (the “Pool”). The Shares may be authorized, but unissued, or reacquired Common Stock.

     4. Eligibility. Only Outside Directors may participate in the Plan. The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director, the Company or the Company’s stockholders may have to terminate the Director’s relationship with the Company.

     5. Elections to Receive Stock In Lieu of Cash.

          (a) Election Procedure. Each Outside Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Outside Director in a specific calendar quarter in exchange for Common Stock under this Plan. The number of Shares received by any Outside Director shall equal the amount of foregone cash compensation divided by the Fair Market Value of a Share on the last market trading day of the calendar quarter in respect of which the cash compensation otherwise would have been paid to the Outside Director, rounded down to the nearest whole Share, with the dollar amount of any fractional shares to be credited to the Outside Director’s next purchase under the Plan. Outside Directors may participate by submitting a written or electronic election to the Chief Financial Officer of the Company, in such form as the Company determines, at least three months prior to the beginning of the calendar quarter to which the election relates.

          (b) Standing Elections; Modification or Termination. Outside Directors may submit standing written or electronic elections to apply to subsequent calendar quarters (following the calendar quarter to which their initial election relates), of up to two years’ duration. These standing elections may only be modified or terminated by means of submitting a written or electronic election to the Chief Financial Officer, in such form as the Company determines, at least three months prior to the beginning of the calendar quarter to which the modification or termination relates.

          (c) Insider Information. Any elections made by an Outside Director hereunder shall be made (i) during an open trading window when the Outside Director is not in possession of material non-public information, and (ii) in accordance with the Company’s Insider Trading Policy.

          (d) Share Shortfalls. In the event that any election under the Plan would cause the number of Shares required to be issued under the Plan to exceed the Pool, then Outside Directors’ outstanding irrevocable elections shall be disregarded, as determined by the Company in an equitable manner, to avoid exceeding the Pool. No further elections shall be made or shall be valid until such time, if any, as additional Shares become available for purchase under the Plan.

     6. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 9 of the Plan.

     7. Share Ownership. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate or authorization of a brokerage entry evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Shares purchased hereunder. A share certificate or authorized brokerage account entry for the number of

Shares so acquired shall be issued or made to the Optionee or to his or her designated brokerage account as soon as practicable after the purchase date. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or authorized brokerage account entry made.

     8. Adjustments Upon Changes in Capitalization. The number of shares of Common Stock which have been authorized for issuance under the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

     9. Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend, or discontinue the Plan.

     10. Conditions Upon Issuance of Shares. Shares shall not be issued hereunder unless the issuance and delivery of Shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to a purchase hereunder, the Company may require the Outside Director to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.